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                                                                     EXHIBIT 4.3

                   1995 NON-EMPLOYEE DIRECTOR STOCK PLAN OF
                            AMQUEST FINANCIAL CORP.

1.   DEFINITIONS.

     1.1 "Director Stock Plan" means the 1995 Non-Employee Director Stock Plan of AmQuest Financial Corp.

     1.2 "Committee" means the Director Stock Option Committee of the Board of Directors of the Company.

     1.3 "Company" means AmQuest Financial Corp., an Oklahoma Corporation, and all of its present and future subsidiaries.

     1.4 "Non-Employee Directors" means persons who are serving as directors of the Company, or a subsidiary of the Company other than full time employees who are compensated for such employment by a regular salary.

     1.5 "Community Development Board Members" means persons who are appointed as such by the Board of Directors of the Company or a subsidiary of the Company other than full time employees of the Company or a subsidiary of the Company who are compensated for such employment by a regular salary. There shall be excluded from this definition those persons who are appointed as Community Development Emeritus Board Members.

     1.6 "Community Development Emeritus Board Members" means persons who are appointed as such by the Board of Directors of the Company or a subsidiary of the Company other than full time employees of the Company or a subsidiary of the Company who are compensated for such employment by a regular salary.

     1.7 "Common Stock" means shares of Common Stock of AmQuest Financial Corp. having a par value of one dollar and sixty seven cents ($1.67) per share.

     1.8 "Option" means the option to purchase shares of Common Stock granted pursuant to the Director Stock Plan which is not intended to be and will not be treated as an Incentive Stock Option as defined in Section 422(b) of the Internal Revenue Code of 1986, as amended from time to time.

     1.9 "Participant" means a Non-Employee Director or a Community Development Board Member or a Community Development Emeritus Board Member who accepts an Option, or the estate, personal representative or beneficiary of such Participant having the right to exercise an Option pursuant to the provisions of any such Option.

2. PURPOSE. The Director Stock Plan is intended to promote the interest of the Company by affording Non-Employee Directors, Community Development Board Members and Community Development Emeritus Board Members an opportunity to acquire a proprietary
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interest in the Company in order to attract and retain Non-Employee Directors,
Community Development Board Members and Community Development Emeritus Board Members, to provide them with long term financial incentives to increase the value of the Company, to encourage stock ownership by Non-Employee Directors, Community Development Board Members and Community Development Emeritus Board Members and to provide them with a stake in the future of the Company which corresponds to the stake of each of the Company's Shareholders.

3.   ADMINISTRATION.

     3.1 The Director Stock Option Committee shall consist of not less than three (3) members of the Board of Directors of the Company and members thereof shall be appointed by and serve at the pleasure of the Board of Directors of the Company.

     3.2 The Director Stock Plan shall be administered by the Committee which shall, among other things, interpret the Director Stock Plan, prescribe such rules, regulations and procedures and take or cause to be taken such additional actions in connection with the operation of the Director Stock Plan as the Committee shall deem necessary or advisable for the administration of the Director Stock Plan. The Committee may from time to time, rescind, amend and modify its rules and regulations.

4.   ELIGIBILITY.

     4.1 The Committee may, from time to time, select which, if any, class or classes of eligible persons, i.e. Non-Employee Directors of the Company, Non-Employee Directors of a subsidiary of the Company, Community Development Board Members or Community Development Emeritus Board Members, should be granted Options and upon the grant of such Options the recipients shall become Participants in the Director Stock Plan.

     4.2 The number of shares of Common Stock subject to any Option granted pursuant to the Director Stock Plan shall be determined by the Committee but in all events:

     (a) Each Non-Employee Director of the Company shall receive an Option to purchase the same number of shares of Common Stock; and

     (b) Each Non-Employee Director of a subsidiary of the Company shall receive an Option to purchase the same number of shares of Common Stock; and

     (c) Each Community Development Board Member shall receive an Option to purchase the same number of shares of Common Stock.

     (d) Each Community Development Emeritus Board Member shall receive an Option to purchase the same number of shares of Common Stock.

Provided, (i) the number of shares covered by an Option granted to each member of one of the above classes is not required to be the same as the number of shares covered by an Option
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granted a member of any other class; and (ii) the number of shares covered by an
Option granted to each Non-Employee Director of each subsidiary of the Company is not required to be the same.

     4.3 The term of each Option shall be fixed by the Committee subject to the following:

     (a) The term of each Option shall not be more than ten (10) years from the date of the granting of the Option.

     (b) Notwithstanding the term stated in the Option Agreement entered into with respect to the Option the Option shall expire no later than one (1) year after the (i) death of the participant; or (ii) disability within the meaning of Section 22(e) (3) of the Internal Revenue Code of 1986 as amended of the Participant; or (iii) retirement of the Participant; and not later than six (6) months after the Participant ceases to serve as a Director or a Community Development Board Member or a Community Development Emeritus Board Member, as applicable, for any reason other than death, disability or retirement.

     4.4 Participants may be granted more than one Option under the Director Stock Plan and the grant of an Option will not affect any outstanding Option previously granted to a Participant under Director Stock Plan.

5.   NUMBER OF SHARES AVAILABLE FOR OPTIONS.

     5.1 The shares of Common Stock subject to Options granted pursuant to the Director Stock Plan shall be either shares of authorized but unissued Common Stock or shares of Common Stock reacquired by the Company. Shares that by reason of the expiration of an Option, or for any other reason, are no longer subject to purchase pursuant to an Option granted under the Director Stock Plan and shares from time to time tendered in payment of the exercise price of Options, may be made subject to additional Options granted pursuant to the Director Stock plan.

     5.2 The maximum aggregate number of shares of Common Stock that may be issued from time to time pursuant to the exercise of Options granted pursuant to the Director Stock Plan shall be one hundred and fifty thousand (150,000). In the event there is any change in the Common Stock by reason of any dividend or other distribution, recapitalization, forward or reverse split, reorganization, merger, consolidation, spin-off, combination, repurchase, share exchange, or other similar corporate transaction or events, the number and kind of shares which may be delivered and the exercise price shall be appropriately adjusted by the Committee at the time of such event.

     5.3 If any outstanding Option for any reason expires or is terminated prior to the expiration date of the Director Stock Plan, the shares of Common Stock allocable to the unexercised portion thereof may again be offered under the Director Stock Plan.

6.   THE GRANT OF OPTIONS.  The Options granted hereunder shall be evidenced by
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written stock option agreements containing such terms and provisions as are recommended and approved from time to time by the Committee but subject to and not more favorable than the terms of the Director Stock Plan. The Committee may, from time to time, require additional terms which the Committee deems necessary or advisable. The Company shall execute stock option agreements upon instruction from the Committee.

7. OPTION EXERCISE PRICE. The purchase price of Common Stock subject to an Option granted pursuant to the Director Stock Plan shall be determined by the Committee on the date of the grant. The price shall not be less than the greater of:

     (a) The fair market value of the Common Stock on the date of the grant of the Option; or

     (b)    The par value of the Common Stock subject to the Option.

The Committee shall determine the fair market value of the Common Stock on the date of the grant and shall set forth the determination in its minutes. The fair market value of the Common Stock shall be determined without regard to any restriction other than a restriction which, by its terms, will never lapse.

8.   EXERCISE OF OPTION.

     8.1 An Option may be exercised at any time in whole or in part as may be determined by the Committee at the date of the grant, but if in part, in an amount equal to at least one hundred (100) shares or, if less, the number of shares remaining to be exercised under the Option.

     8.2 An Option may not be exercised, nor may shares be issued pursuant to the exercise of an Option if any requisite action, approval or consent of any governmental authority of any kind having jurisdiction over the exercise of the Option shall not have been taken or granted.

9.   PAYMENT.

     9.1 Full payment for shares purchased upon the exercise of an Option shall be made at the time of exercise. No shares shall be issued until full payment has been made and a Participant shall have none of the rights of a stockholder until shares are issued to him. Any federal, state or local taxes required to be paid or withheld at the time of exercise shall also be paid by the Participant to the Company or withheld from other compensation due Participant from the Company in full prior to any delivery of shares upon exercise.

     9.2 Payment may be made in cash, shares of Common Stock owned by the Participant for a period of six (6) months immediately prior to tender, or in any other form of valid consideration or a combination of any of the foregoing as required by the Committee in its discretion. Any shares of Common Stock which are tendered shall be valued at their fair market value on the date of tender. Shares tendered in payment of the exercise price of any Options may
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be reissued to the Participant who tendered the shares as part of the shares issuable upon exercise of other Options granted from time to time pursuant to the Director Stock Plan.

10. TIME OF GRANTING OF OPTION. The grant of an Option pursuant to the Director Stock Plan shall occur only when a written option agreement shall have been duly executed and delivered by or on behalf of the Company to the Participant. Such Option shall not be effective unless granted within ten (10) years from the date this Director Stock Plan is adopted by the Board of Directors of the Company or the date this Director Stock Plan is approved by the stockholders of the Company, whichever is earlier.

11. NON-TRANSFERABILITY OF OPTIONS. Options granted under the Director Stock Plan shall not be transferable otherwise than by will or the laws of descent and distribution and may not be exercised during the lifetime of the Participant except by such Participant. If a Participant dies prior to termination of his rights to exercise an Option in accordance with the provisions of the option agreement without having exercised his Option as to all shares covered thereby, the Option may be exercised to the extent of the shares with respect to which the Option could have been exercised on the date of the Participant's death by the Participant's estate or person who acquired the right to exercise the Option by bequest or inheritance or by reason of the death of the Participant provided that the Option is exercised during the period required by the written option agreement and within one (1) year from the Participant's date of death.

12. VALUE OF COMMON STOCK ON DATE OF EXERCISE OF OPTION. The value of the Common Stock subject to an Option shall be determined by the Committee as of the date of the exercise of the Option. Such value shall not be less than the fair market value as determined by the Committee of the Common Stock on the date of the exercise of the Option.

13. STOCK PURCHASED FOR INVESTMENT. At the discretion of the Committee, any option agreement may provide that the Option holder shall, by accepting an Option, represent and agree on behalf of himself and his transferees by will or the laws of descent and distribution that all shares of Common Stock purchased upon the exercise of the Option will be acquired for investment and not for resale or distribution, and that upon each exercise of any portion of an Option, the person entitled to exercise the same shall furnish evidence satisfactory to the Company (including a written and signed representation) to the effect that the shares are being acquired in good faith and for investment and not for resale or distribution. The Company shall not be required to register any Common Stock issued pursuant to the exercise of an Option. A "restrictive legend" will be affixed to all share certificates issued upon exercise of an option granted pursuant to the Director Stock Plan.

14. AMENDMENT OR DISCONTINUATION. The Director Stock Plan may be amended, altered or discontinued by the Board of Directors of the Company without the approval of the stockholders, except:

     (a) The Board of Directors shall not have the power or authority to change the individuals or the class of individuals who are eligible to participate or the aggregate number of shares which may be issued pursuant to the exercise of the Options;
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     (b)    The Board of Directors shall not have the power or authority to withdraw the administration of the Director Stock Plan from the Committee;

     (c) The Board of Directors shall not have the power or authority to decrease the minimum option price, extend the maximum option period or extend the term of the Director Stock Plan;

     (d) The Board of Directors shall not have the power or authority to adversely affect any rights previously granted to any Participant thereunder, nor will the termination of the Director Stock Plan affect benefits theretofore granted to any Participant.

     In the event any law, or any rule or regulation issued or promulgated by the Internal Revenue Service, Securities and Exchange Commission, National Association of Securities Dealers, Inc., any stock exchange upon which the Common Stock is listed for trading or other governmental or quasi-governmental agency having jurisdiction over the Company, its Common Stock or the Director Stock Plan requires the Director Stock Plan to be amended, the Director Stock Plan will be amended at the time and all Options then outstanding will be subject to such amendment.

15. TERMINATION. Unless sooner terminated by action of the Board of Directors of the Company, the Director Stock Plan shall terminate on March 30, 2005 and no Options may be granted pursuant to the Director Stock Plan after such date.

16. EFFECTIVENESS. The Director Stock Plan shall not be effective until approved at the next regular or special meeting of the Company's stockholders and will be effective immediately upon said approval.